Exhibit 99.1

Daktronics, Inc. Announces First Quarter Fiscal 2022 Results

Brookings, S.D., September 1, 2021 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported results for fiscal 2022 first quarter which ended July 31, 2021.

Q1 FY2022 financial highlights:

●	Net sales of $144.7 million were similar to Q1 FY2021 net sales of $143.6 million.
●

Operating income of $5.7 million was lower than Q1 FY2021 operating income of $9.5 million due to inflation in materials and freight costs, increased personnel spend compared to prior year during the pandemic, and due to sales mix difference between the two quarters. Operating income as a percent of sales for Q1 FY2022 was 3.9 percent as compared to 6.6 percent in Q1 FY2021.

●	Net income of $3.7 million, and earnings per diluted share of $0.08 compared to net income of $7.5 million, and $0.17 earnings per diluted share, for Q1 FY2021.
●	First quarter orders of $181.7 million, grew 48.8% year-over-year, driven by increased market activity as the pandemic restrictions eased and large project bookings.
●	Product order backlog of $285 million compared to $192 million a year earlier.(1) The increase was driven by strong order volume offset by muted conversion to sales due to supply chain challenges.
●	Balance sheet remains strong. There were no advances under the loan portion of the line of credit compared to $15 million borrowed at the end of Q1 FY2021.

Reece Kurtenbach, chairman, president and chief executive officer stated, "Late last fiscal year, order and quoting activities began to recover as the pandemic impacts subsided. Strong market conditions and recovery continued through the first quarter and orders increased in all business units. At the same time, material, labor, and freight availability constraints are creating headwinds in lead times and inflationary pressures. We expect these headwinds to persist through this calendar year with some impacts continuing into next calendar year. Our teams are performing well to keep up with the robust demand and working through the dynamic supply chain conditions."

Outlook

Kurtenbach added, "Our solid backlog and strong pipeline of opportunities positions us for a successful year. However, as we work through supply chain challenges, we expect volatility in our revenue cycles and production costs. Over the long-term, we believe the fundamentals of the audiovisual industry are strong and are poised for growth. We are actively investing in capacity and in new technologies and markets to meet that expected demand with world-leading solutions and value. We look forward to the continued global economic recovery and long-term profitable growth."

First Quarter Results

Orders for the first quarter of fiscal 2022 increased 48.8 percent as compared to the first quarter of fiscal 2021. Each business unit's order volume was higher in the first quarter of fiscal 2022 reflecting the recovery from the impact of the global pandemic among our customers. High School Park and Recreation performed well throughout the pandemic and continues to perform well as we emerge from the pandemic driven by the adoption of video displays at the high school level. The increase also was created by several multimillion-dollar orders ("large orders"). During the quarter, we were awarded a number of arena and stadium projects in both International and Live Events and had increased activity in the Commercial and International digital billboard markets. Large orders create volatility in comparisons between quarters.

Net sales increased by 0.8 percent in the first quarter of fiscal 2022 as compared to the first quarter of fiscal 2021. Net sales increased in our International business unit, and decreased in the Commercial, High School Park and Recreation, and Transportation business units. Net sales were flat in our Live Events business unit. Material supply shortages are creating an increase in lead times and extending the timing of converting some orders to sales in the near-term. This has created a larger than typical backlog, which we expect to fulfill in future quarters.

Gross profit as a percentage of net sales was 22.2 percent for the first quarter of fiscal 2022 as compared to 24.9 percent a year earlier. The decrease in gross profit is primarily related to increased input costs including material, freight, and tariff costs and increased personnel spend compared to prior year during the pandemic. During the first quarter of fiscal 2022 we had more large project sales which generally have lower gross profit because of the competitive nature of large projects and less service revenue as a percentage of sales.

Operating expenses for the first quarter of fiscal 2022 were $26.5 million, compared to $26.2 million for the first quarter of fiscal 2021, or an increase of 1.1 percent. Operating income as a percent of sales for the quarter was 3.9 percent as compared to an operating income as a percent of sales of 6.6 percent during the first quarter of fiscal 2021.

The effective tax rate expense for the first quarter of fiscal 2022 was 25.2 percent compared to an effective tax rate expense of 16.4 percent for the first quarter of fiscal 2021. The difference in rates is primarily driven by estimated tax credits and other permanent items proportionate to estimated pre-tax earnings in fiscal 2022 compared to lower estimated pre-tax earnings in fiscal 2021.

Cash, restricted cash, and marketable securities at the end of the first quarter of fiscal 2022 were $77.2 million, which compares to $45.9 million at the end of the first quarter of fiscal 2021 and $80.4 million at the end of fiscal 2021. There were no advances under the loan portion of the line of credit compared to $15 million borrowed at the end of the first quarter of fiscal 2021. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a negative $2.2 million for the first quarter fiscal 2022, as compared to a positive free cash flow of $5.5 million for fiscal 2021. Cash provided from or used in operating activities differed as compared to last year due to an increase in accounts receivable and inventory required to support the increased order volume. Net investment in property and equipment was $1.1 million for fiscal 2022, as compared to $3.1 million for fiscal 2021. During fiscal 2021, the share repurchase and dividend programs were suspended with no related cash outflows during either period presented. These programs will be suspended for the foreseeable future.

(1) Backlog is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 1, 2021.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2021 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	July 31,	August 1,
	2021	2020
Net sales	$144,732	$143,644
Cost of sales	112,544	107,883
Gross profit	32,188	35,761

Operating expenses:
Selling	11,795	11,556
General and administrative	7,571	7,124
Product design and development	7,162	7,532
	26,528	26,212
Operating income	5,660	9,549

Nonoperating (expense) income:
Interest income	153	85
Interest expense	(16)	(73)
Other (expense) income, net	(868)	(627)

Income before income taxes	4,929	8,934
Income tax expense	1,244	1,467
Net income	$3,685	$7,467

Weighted average shares outstanding:
Basic	45,139	44,654
Diluted	45,419	44,751

Earnings per share:
Basic	$0.08	$0.17
Diluted	$0.08	$0.17

Daktronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	July 31,	May 1,
	2021	2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,658	$77,590
Restricted cash	2,541	2,812
Accounts receivable, net	78,497	67,808
Inventories	84,514	74,356
Contract assets	38,133	32,799
Current maturities of long-term receivables	1,756	1,462
Prepaid expenses and other current assets	9,821	7,445
Income tax receivables	635	731
Total current assets	290,555	265,003

Property and equipment, net	56,208	58,682
Long-term receivables, less current maturities	1,390	1,635
Goodwill	8,311	8,414
Intangibles, net	1,780	2,083
Investment in affiliates and other assets	26,271	27,403
Deferred income taxes	11,941	11,944
Total non-current assets	105,901	110,161
TOTAL ASSETS	$396,456	$375,164

Daktronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (continued) (in thousands)

	July 31,	May 1,
	2021	2021
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$57,775	$40,251
Contract liabilities	67,507	64,495
Accrued expenses	27,650	30,672
Warranty obligations	9,986	10,464
Income taxes payable	496	738
Total current liabilities	163,414	146,620

Long-term warranty obligations	15,395	15,496
Long-term contract liabilities	10,586	10,720
Other long-term obligations	7,848	7,816
Long-term income taxes payable	654	548
Deferred income taxes	378	410
Total long-term liabilities	34,861	34,990
TOTAL LIABILITIES	198,275	181,610

SHAREHOLDERS' EQUITY:
Common stock	61,172	60,575
Additional paid-in capital	47,117	46,595
Retained earnings	99,701	96,016
Treasury stock, at cost	(7,101)	(7,297)
Accumulated other comprehensive loss	(2,708)	(2,335)
TOTAL SHAREHOLDERS' EQUITY	198,181	193,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$396,456	$375,164

Daktronics, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	July 31,	August 1,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,685	$7,467
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,052	4,337
Gain on sale of property, equipment and other assets	(106)	(53)
Share-based compensation	518	539
Equity in loss of affiliates	746	529
Provision for doubtful accounts	(421)	1
Deferred income taxes, net	(32)	(4)
Change in operating assets and liabilities	(9,461)	(4,271)
Net cash (used in) provided by operating activities	(1,019)	8,545

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,283)	(3,155)
Proceeds from sales of property, equipment and other assets	149	86
Purchases of and loans to equity investment	(718)	(492)
Net cash used in investing activities	(1,852)	(3,561)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term obligations	(200)	(210)
Net cash used in financing activities	(200)	(210)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(132)	(481)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3,203)	4,293

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	80,402	40,412
End of period	$77,199	$44,705

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	July 31,	August 1,	Dollar	Percent
	2021	2020	Change	Change
Net Sales:
Commercial	$32,781	$34,506	$(1,725)	(5.0)%
Live Events	52,387	51,474	913	1.8
High School Park and Recreation	27,894	28,943	(1,049)	(3.6)
Transportation	12,558	14,498	(1,940)	(13.4)
International	19,112	14,223	4,889	34.4
	$144,732	$143,644	$1,088	0.8%
Orders:
Commercial	$38,329	$25,533	$12,796	50.1%
Live Events	49,686	41,860	7,826	18.7
High School Park and Recreation	45,711	28,099	17,612	62.7
Transportation	21,345	13,089	8,256	63.1
International	26,675	13,572	13,103	96.5
	$181,746	$122,153	$59,593	48.8%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Three Months Ended
	July 31,	August 1,
	2021	2020
Net cash (used in) provided by operating activities	$(1,019)	$8,545
Purchases of property and equipment	(1,283)	(3,155)
Proceeds from sales of property and equipment	149	86
Free cash flow	$(2,153)	$5,476

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.